POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, B. Thomas Golisano, residing at 212 Whistle Stop, Pittsford, NY 14534 do hereby make, constitute and appoint, Garry B. Watzke or Clare A. Dever, being, respectively, the General Counsel and Director of Special Legal Services of Iron Mountain Incorporated, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 ("Section 16 Filings").

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 10th day of September, 2002.

Name:    /s/    B. Thomas Golisano

STATE OF        New York       )

                               )  ss.

COUNTY OF       Monroe         )

Then personally appeared, before me, the aforesaid B. Thomas Golisano, who to me, acknowledged that the foregoing was his free act and deed,

Before me,

/s/     Janis M. Shuler

 Notary Public

My Commission Expires:  November 12, 2005